Exhibit 99.1

Torvec Appoints Chief Technology Officer

ROCHESTER, N.Y., March 27, 2012 (GLOBE NEWSWIRE) -- Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. (OTCQB: TOVC.OB), announced today that effective March 27, 2012, it has engaged Dr. William Mark McVea, one of the world's foremost drive-train and gear technology experts, as its Chief Technology Officer. Dr. McVea received his Ph.D. in Engineering from Purdue University and his degree in Mechanical Engineering from Rochester Institute of Technology. He is President of KBE+, Inc. a group of consulting engineers engaged in the design and development of gear trains and power transmission devices. He also develops and presents professional development seminars to practicing graduate engineers, primarily working for tier-one suppliers to, or directly for, international automotive manufacturers.

Joseph McMahon, Torvec's Vice-President of Engineering, commented: "Dr. McVea has been working directly with me as a consultant to Torvec for the last year and we have made great strides using his services. I am excited he has accepted this position. He is a world class engineer who has brought new dimensions to our team."

Mr. Kaplan stated: "This adds a huge asset to us and I am pleased that an engineer of Dr. McVea's stature and reputation thinks so highly of our technology and our future potential that he would close his successful business and join Torvec on a full time basis. He will make a very significant contribution to our ultimate success and we are delighted to have him on our engineering team as our lead technology officer."

Dr. McVea, who will be moving to Rochester, stated: "I am extremely excited about this opportunity. I believe Torvec's technologies will be developed into world class products. We have a wonderful team and a great future."

Dr. McVea's entire resume will be posted on Torvec's website, www.torvec.com.

Forward-Looking Statements

This news release may contain forward looking statements regarding Torvec's future economic performance and prospects that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ from those described in such statements. Such risks and uncertainties include those described from time to time in Torvec's SEC reports, including its most recent Annual Report on Form 10-K.

About Torvec, Inc.

Torvec, Inc. is a publicly traded company that develops and markets advanced automotive and hydraulic power technologies. Its IsoTorque® differential sets the bar for differential design. The IsoTorque improves the traction, handling, performance and safety of a vehicle without the need for complex electronics and clutches that wear out. The Torvec hydraulic pump is a breakthrough in hydraulic design, which delivers unsurpassed performance, all in a package that is over 50% smaller and lighter than existing technologies. For additional information, please visit www.torvec.com.

CONTACT: Robert Fishback
  (585) 254-1100